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Exhibit 99.1

Press Release
For Immediate Release

Contact:
Kamal Hamid
Investor Relations
303-526-5085
khamid@healthetech.com

HealtheTech Reports 1st Quarter Results
Announces Restructuring to Focus on Medical and Weight Loss Markets

        Golden, CO, May 6, 2003—HealtheTech, Inc. (Nasdaq:HETC) a Colorado-based company that develops and markets medical devices and software that measure important health parameters, today reported revenue of $1.6 million for its first quarter ended March 31, 2003, in line with guidance provided by the company in its February 19, 2003 release and conference call. The company shipped over $3 million of its BalanceLog software into the retail channel during the quarter, but sell through of this product produced recognizable revenue of only $0.2 million. Due to lower than anticipated sell through rates in the retail channel, the company anticipates that the remaining unsold BalanceLog inventory will be returned in the second quarter. On a GAAP basis, the company reported a loss of ($0.51) per share for the period compared with a GAAP loss of ($0.53) for the first quarter of 2002. Excluding stock-based charges, EPS of ($0.48) was lower than the expected range of ($0.44) to ($0.40) due to a lower than anticipated gross margin and somewhat higher than anticipated marketing expenses.

        First quarter statistics:

	2003	2002
Revenue ($ millions)	$1.6	$2.4
Gross Margin	$0.5	$0.5
GAAP EPS	$(0.51)	$(0.53)
Pro Forma EPS*	$(0.48)	$(0.22)
Weighted Avg. Shares	19,588,678	7,307,911

*
Excludes non-cash stock and warrant charges and assumes conversion of preferred stock as detailed in the reconciliation table below.

Significant Announcements:

  •
  Withdrawal from mass market software distribution

  •
  Focus on the medical and commercial weight loss markets

  •
  Restructuring to reduce operating expenses

  •
  Revised guidance for the second quarter and 2003

        HealtheTech's first quarter revenue of $1.6 million was in-line with the company's previous guidance. During the quarter, the company sold approximately 200 BodyGem® and MedGem® devices and approximately 120,000 single-use disposable mouthpieces. HealtheTech's BodyGem and MedGem devices are handheld indirect calorimeters that measure oxygen consumption to determine resting metabolic rate (RMR).

        The company's revenue mix in the quarter was 43% software and license, 15% measurement devices and 42% disposables. During the quarter, the company shipped over $3 million of its BalanceLog software to its retail partners but recognized only $0.2 million in revenue as this product was sold-through to end customers in SAM'S and Wal*Mart locations. The company's gross margin of 29% for the quarter was adversely impacted by low sales volume and costs of preparing its software product for retail distribution. Total operating expenses increased by $3.4 million from the fourth quarter to $10.5 million. Included in the operating expenses for the quarter were $3.3 million of advertising expense and $0.7 million related to retail software initiatives.

        HealtheTech ended the quarter with $16.8 million in unrestricted cash and investments compared with $22 million at the end of the fourth quarter. Days sales outstanding were 45 for the quarter, down from 108 at the end of the fourth quarter. The company's ending outstanding share count as of March 31st was 19,615,292.

        Commenting on the company's plans going forward, Chief Executive Officer, James W. Dennis said, "We remain optimistic about the company's long-term prospects in the metabolism measurement space, but to capitalize on our long-term opportunities, we have decided to significantly restructure the company to focus almost exclusively on the medical and commercial weight loss markets." This focused plan entails a number of elements.

HealtheTech to Withdraw From Mass Retail Software Distribution

        General Manager and Chief Marketing Officer, Sandy MacPherson said, "The company has decided to end the distribution of its BalanceLog software in the mass market retail channel because of lower than anticipated sell-through rates. This is a disappointment to us, especially after we had invested significant resources in BalanceLog-specific advertising, packaging, and promotion. We have learned some key lessons from our brief experience in retail marketing of our nutrition management software, namely that our software product is best sold in conjunction with a supervised program for fitness or weight management that incorporates a metabolism measurement."

        MacPherson continued, "While we have decided to end mass market retail software distribution, our BalanceLog software remains a very important part of the HealtheTech system. We will continue to sell the software through our website and through many of our partners. We believe that these selling efforts will be much more cost-effective and allow us to more efficiently reach our target market."

HealtheTech Revised Guidance for the Second Quarter and 2003

        HealtheTech's Chief Financial Officer, Steve Webb said, "Based upon our newly implemented focus on two key markets, medical and commercial weight management, as well as the challenges that one of our key customers is facing, we have revised our guidance. For the second quarter, the company expects revenue to be in the range of $1.0 to $2.0 million and the GAAP loss per share to be in the range of ($0.27) to ($0.32), excluding restructuring costs. This EPS range includes the effects of a wide-ranging cost cutting plan as further discussed below. For the full year, the company now expects revenue to be in the range of $7 to $9 million.

        Webb noted that one of the company's important customers, HealthSouth Corporation, which contributed over 50% of HealtheTech's revenue in 2002, had originally been expected to contribute $20 million in revenue in 2003. Because of significant internal difficulties facing this partner, the company now expects no revenue from HealthSouth in 2003.

HealtheTech Undertakes Significant Restructuring

        "Our focus going forward will be primarily in the medical and commercial weight loss markets," said Jim Dennis. "We will also continue to support the efforts of our European distribution partner, Microlife, but focus our own resources on the large U.S. market opportunity. With our narrowed focus, and in order to preserve cash to allow us sufficient time to penetrate and get traction in our attractive core markets, we have decided to implement a significant cost reduction program. The plan is expected to reduce our quarterly operating expenses by approximately 25% and will be achieved through a downsizing of our employee workforce, a significant reduction in our use of outside contractors and outside services, and company-wide salary reductions." While the company expects operating expenses to decline substantially in the second quarter compared to the first quarter, the benefits of this reduction will not be fully realized until the third quarter of 2003.

        The headcount reduction will affect most areas of the company but has been designed not to affect the company's ability to manufacture, sell and support its current product line. However, the company will curtail R&D expenditures related to certain future products such as the FitGem, which the company now intends to introduce in 2004. Ongoing efforts in development will focus on a web-based version of its BalanceLog weight and nutrition management software and improved, lower-cost BodyGem and MedGem devices. Going forward, the company does not anticipate significant advertising expenditures such as it incurred during the first quarter of 2003.

        As a result of these measures, the company believes it has adequate cash to maintain operations into 2004. The company also believes that it has opportunities to raise additional capital should it decide to do so. These alternatives could include raising capital from either strategic or financial investors. The company also noted that subsequent to the end of the first quarter, it obtained a $4.0 million receivables-based line of credit with a large national bank.

        Jim Dennis said "We believe we are on the right track with our narrowed focus. We are already achieving success in the commercial weight loss market with partners such as Bally Total Fitness." For the balance of the year, the company will also continue its efforts to demonstrate the effectiveness of its MedGem device in clinical settings as well as its efforts to work with national medical societies to draft practice guidelines. The company believes that these efforts will be critical to its success in the medical markets in 2004 and beyond.

About HealtheTech

        HealtheTech, Inc., headquartered in Golden, CO, develops and markets technologically advanced and proprietary medical diagnostic devices and software that measure important health parameters. HealtheTech's breakthrough products assist healthcare professionals and wellness advisors in the areas of medical nutrition therapy, weight management and fitness, to provide cost-effective and personalized nutrition monitoring and weight management tools. HealtheTech's product line includes hardware and software that allow consumers to monitor their health and nutrition simply and easily. The company's common stock is traded on the Nasdaq National Market under the symbol "HETC." For more information, please visit www.healthetech.com

        This release contains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to the safe harbors created thereby. Such forward-looking statements include statements regarding: the company's long-term prospects; ability to increase product sales and revenue; the effects of our restructuring and the availability of sufficient capital resources to continue our operations for at least 12 months; increased utilization of devices and disposables; growth opportunities; management of expenses; revenue and earnings per share in future periods. Estimates as to future period operating results, revenues and earnings herein are based on a number of assumptions, including those mentioned within this news release. Such estimates are also based upon internal forecasts and analyses of current and future market conditions and trends, management plans and strategies, operating efficiencies and economic conditions, such as prices, supply and demand and cost of raw materials. Statements relating to the future activities of our partner and other third parties are based on information we believe to be reliable. Although HealtheTech believes its expectations are based on reasonable assumptions and reliable information, actual results could differ materially from those projected in the forward-looking statements as a result of known and unknown risk factors and uncertainties. Such factors may include, but are not limited to, expectations regarding: the company's ability to realize its long-term prospects; the availability of additional capital resources for the continuation of our business operations; our ability to timely reduce our expenses and negative cash flow; whether the company actually closes on opportunities and increases product sales and revenue; whether customers are able to increase utilization of devices and disposables and make their programs successful; whether the company capitalizes on its growth opportunities and is able to manage its expenses; whether the company achieves revenue and earnings per share expectations in future periods. This forward-looking information may prove to be inaccurate and actual results may differ significantly from those anticipated if one or more of the underlying assumptions or expectations proves to be inaccurate or is unrealized or if other unexpected conditions or events occur. Reference is made to the discussion of risk factors detailed in the company's filings with the Securities and Exchange Commission. HealtheTech undertakes no obligation to subsequently update or revise the forward-looking statements made in this news release to reflect events or circumstances after the date of this release.

        Tables Follow

HealtheTech, Inc.

Balance Sheets

($in 000's)

	March 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$15,278	16,878
Investments	1,497	5,243
Receivables, net of allowance	805	3,157
Inventory	2,434	2,360
Prepaid expenses	489	3,082
Other current assets	183	17

Total current assets	20,686	30,737
Property & equipment, net	2,770	2,998
Deposits	266	266
Restricted cash	1,371	1,373
Intangible assets	3,367	3,406

TOTAL ASSETS	$28,460	$38,780

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,460	2,244
Accrued liabilities	2,974	2,956
Current portion of deferred revenue	693	690
Current portion of note payable to related party	—	10

Total short-term liabilities	5,127	5,900

Other Liabilities:
Deferred revenue, less current portion	502	670
Other liabilities	228	332

Total other liabilities	730	1,002

Total liabilities	5,857	6,902

Stockholders' equity:
Common stock	20	20
Deferred stock-based charges	(2,203)	(2,509)
Additional paid-in capital	98,988	98,567
Accumulated deficit	(74,202)	(64,200)

Total stockholders' equity	22,603	31,878

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$28,460	$38,780

HealtheTech, Inc.

Statements of Operations

($in 000's)

	Three Months Ended
	03/31/03	03/31/02
Revenue:
Product Sales	$928	2,018
Software and Other	690	337

Total Revenue	1,618	2,355
Cost of Revenue:
Product Sales	874	1,667
Software and Other	273	217

Total Cost of Revenue	1,147	1,884

Gross Profit	471	471
Operating Expenses:
Research & Development	2,435	1,435
Selling, General and Administrative	7,490	2,383
Stock-based Charges	619	587

Total Operating Expenses	10,544	4,405

Loss from Operations	(10,073)	(3,934)
Interest Income	73	75
Interest Expense	(2)	(3)

Net Loss	$(10,002)	(3,862)

Basic and diluted loss per common share	$(0.51)	(0.53)
Basic and diluted weighted average number of shares outstanding	19,589	7,308

SUPPLEMENTAL INFORMATION:

Reconciliation of Net Loss to Pro Forma Net Loss and Earnings

per Share to Pro Forma Earnings Per Share

	Three Months Ended
	3/31/03	3/31/02
Net Loss	$(10,002)	(3,862)
Amortization of deferred stock-based charges	306	563
Issuance of warrants for services	315
Increase in value of stock options previously issued for services		25

Pro Forma Net Loss	($9,381)	(3,274)

Basic and diluted loss per common share—pro forma	$(0.48)	$(0.22)
Basic and diluted weighted average number of shares outstanding—as converted*	19,589	15,056

*
Assumes conversion of preferred stock

Non-GAAP Measures

        To supplement the consolidated financial statements presented in accordance with GAAP, HealtheTech uses a non-GAAP measure called pro forma earnings. Pro forma earnings differ from GAAP earnings in that certain items that do not involve the expenditure or receipt of cash are excluded from the calculation of earnings. These items include amortization of deferred stock-based charges and the cost of warrants issued for services. We believe that our non-GAAP pro forma earnings provide investors with supplementary information to allow them to assess the ongoing core performance of the business. Our industry and financial analysts also use our pro forma earnings results as a key financial metric in the evaluation of our business. The presentation of this additional information should not be considered in isolation or as a substitute for profit or loss calculated in accordance with GAAP.

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HealtheTech Reports 1st Quarter Results Announces Restructuring to Focus on Medical and Weight Loss Markets